Chordiant Software Announces $25 Million Stock Repurchase Authorization

Cupertino, Calif.—March 3, 2008— Chordiant Software, Inc. (NASDAQ: CHRD), the leading provider of Customer Experience (Cx™) software and services, today announced that its Board of Directors has authorized the repurchase of up to $25 million of the Company’s outstanding common shares over the next twelve months.

“Chordiant’s profitable growth and near record-level cash balances give us the opportunity to invest in our Company on behalf of our shareholders,” stated Steven R. Springsteel, Chordiant’s Chairman, President and CEO. “This is the first share repurchase program in the Company’s history and we believe it is an effective way to maximize shareholder value.”

The repurchase program will be funded using the Company’s existing available cash balances. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time.

To effect the stock repurchase plan, the Company has entered into a written trading plan with a broker under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Repurchases under the trading plan are expected to go into affect as soon as March 4, 2008. A stock repurchase plan under Rule 10b5-1 is designed to permit repurchases of shares of the company’s stock at times when it otherwise might be prevented from doing so either under insider trading laws, or the company’s trading blackout periods.

Any repurchases under this trading plan will be disclosed in the Company’s future quarterly reports on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission.

About Chordiant Software, Inc.
Chordiant helps leading global brands, with high-volume customer service needs, deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) front-office solutions blend multi-channel interaction management with predictive desktop decisioning, enabling companies to capture and effectively anticipate and respond to customer behavior in all channels, in real time. For global leaders in insurance/healthcare, telecommunications and financial services, this deeper understanding cultivates a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach new levels of return. For more information, visit Chordiant at www.chordiant.com.

Safe Harbor Statement
This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates,"  "will," "would," and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including:  the stock repurchase program not being an effective means to maximize shareholder value.

These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

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Chordiant Media Relations Contact
Jennifer Pettus
Eastwick Communications
(650) 480-4012
Chordiant@eastwick.com

Chordiant Investor Relations Contact
Staci Strauss-Mortenson
Integrated Corporate Relations
(203) 682-8273
staci.mortenson@icrinc.com